Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 9, 2011 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the fourth quarter and fiscal year ended January 1, 2011.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates eighteen full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FOURTH QUARTER EARNINGS RELEASE

		Thirteen	Thirteen	Fifty-Two	Fifty-Two
		Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
		January 1,	January 2,	January 1,	January 2,
		2011	2010	2011	2010
(In Thousands, Except Share, Per Share & Footnote Data)		(Unaudited)

Sales	(a)	$110,020	$110,718	$417,065	$431,170

Operating income	(b)	9,175	10,600	30,143	36,036

Interest, dividend and other income (expense), net		8	83	188	253

Income before income taxes		9,183	10,683	30,331	36,289

Income tax provision		3,632	4,231	12,246	14,665

Net income		$5,551	$6,452	$18,085	$21,624

Basic and diluted net income per common share		$1.75	$2.03	$5.72	$6.84

Weighted average common shares outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)
Same store sales from the Company’s eighteen supermarkets decreased by 0.6% and 3.1% for the fourth quarter and fiscal year ended January 1, 2011, respectively, compared to the same periods of the prior year.

(b)
Operating income decreased in the fourth quarter and fiscal year of 2010 compared to the same periods of the prior year primarily due to an increase in health and welfare costs related to a union multi-employer plan to which the Company contributes.  The increase was effective in March 2010 and has resulted in an average weekly increase in expense of approximately $74,000.  Effective in February 2011, the Company’s agreement with the union also allowed for an additional increase in the health and welfare contribution rate resulting in a further increase in the Company’s costs of approximately $11,000 per week.  In the fourth quarter of 2010, the Company recognized a gain of $570,000 from the early termination of a lease for a property that was not being used in the Company’s current operations.  Additionally, the Company recognized stock appreciation rights (SARs) compensation expense of $90,000 in the fourth quarter of 2010 compared to a reversal of previously recognized SARs compensation expense of $559,000 in the same period of the prior year.

The Company’s collective bargaining agreement with the United Food & Commercial Workers International Union (UFCW) expired on March 6, 2011.  The UFCW’s contract with the three major grocery retailers in our trade area – Vons, Ralphs and Albertsons grocery chains (Majors) – also expired on the same date.  The Majors are currently in negotiations with the UFCW to renew their collective bargaining agreements.  The Company has signed an extension agreement with the UFCW pending the outcome of the UFCW’s negotiations with the Majors which obligates Gelson’s to any changes agreed to by the Majors in hourly wage rates and contributions to the benefit plans.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950